Exhibit 10.33

Dated 22 April 2008

BETWEEN

(1) EQUINIX GROUP LIMITED

(2) EQUINIX, INC

and

(3) GUY WILLNER

COMPROMISE AGREEMENT

Without Prejudice

Subject to Contract

THIS AGREEMENT is made as of the 22nd day of April 2008

BETWEEN:

EQUINIX GROUP LIMITED whose registered office is situated at 41- 44 Great Queen Street, London, WC2B 5AD (the “Company”);

EQUINIX, INC whose office is situated at 301 Velocity Way, 5th Floor, Foster City, California, USA 94404 -4803 (“Equinix, Inc”); and

GUY WILLNER (the “Employee”).

IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Group Company” means the Company, any holding company of the Company and any subsidiary of the Company or of any such holding company (with “holding company” and “subsidiary” having the meanings given in section 1159 of the Companies Act 2006);

“Service Agreement” means the service agreement between the Employee and the Company dated 3 April 2006 (as amended by a Deed dated September 2007 between the Company and the Employee); and

“Non-Executive Appointment Letter” means the letter entered into between the Employee and the Company dated the same date as this agreement setting out the terms on which the Employee will continue to provide services to the Company as a Non-Executive Chairman.

2.	Arrangements prior to termination

2.1	The Employee’s employment with the Company will end on 1 June 2008 (the “Termination Date”). The Company will continue to provide the Employee with his salary and all other contractual benefits up to the Termination Date in the normal way. The Company will also pay the Employee in respect of any accrued but untaken holiday (less deductions for income tax and national insurance). Except as otherwise provided in this Agreement, the Employee agrees that his entitlement to any further remuneration (including bonus) and employment benefits of whatever nature from the Company or any other Group Company will cease with effect from the Termination Date.

2.2	Notwithstanding the provisions in clause 2.1 above, the Employee’s (and, where applicable, the Employee’s family’s) entitlement under the Company’s private medical cover will continue until 1 March 2009, or, if earlier, the termination of the Employee’s appointment as Non-Executive Chairman of the Company.

2.3	Within 14 days of the Termination Date, the Employee will be paid the sum of £68,750 as a pro-rated annual bonus payment for that part of the 2008 financial year which has elapsed to the Termination Date, less required deductions for income tax and national insurance contributions.

3.	Equity Arrangements

3.1	Notwithstanding the termination of the employment of the Employee with the Company, in consideration for the Employee’s agreement to the terms in this Agreement and the terms of appointment as Non-Executive Chairman set out in the Non-Executive Appointment Letter will procure that:

(a)	the 23,218 Restricted Stock Units (“RSUs”) granted to the Employee on 14 September 2007 shall vest on the day following the Termination Date and the performance conditions applicable to vesting detailed in the RSU Notice of Award shall not be applicable. Otherwise, these RSUs will be held by the Employee subject to and in accordance with the terms set out in the Notice of Restricted Stock Unit Award dated 14 September 2007, the Restricted Stock Unit Agreement for Non-US Employees and the Equinix, Inc 2000 Equity Incentive Plan; and

(b)	the Employee will retain the 8,000 RSUs granted to the Employee on 14 September 2007, subject to and in accordance with the terms and performance conditions of the RSU Notice of Award dated 14 September 2007, the Restricted Stock Unit Agreement for Non-US Employees and the Equinix, Inc 2000 Equity Incentive Plan. In the event that, as at 1 March 2009, the Board of Directors of Equinix, Inc has not determined the 2008 revenue, EBITDA and CAPEX targets with respect to the Company, Equinix, Inc will procure that the appointment of the Employee as Non-Executive Chairman will be extended until the first Trading Day (as defined in the Restricted Stock Unit Agreement for Non-US Employees) after the date on which the Board of Directors of Equinix, Inc does determine the 2008 revenue, EBITDA and CAPEX targets with respect to the Company.

3.2	The Company will withhold, and is authorised to sell on the relevant vesting date, a sufficient number of shares to meet any income tax and employee’s national insurance contributions that may be due in relation to the RSUs referred to in clause 3.1. The Employee will be provided with his P45 on the Termination Date and income tax will accordingly be applied at basic rate only in relation to RSUs referred to in clause 3.1 (unless the Employee gives to the Company not less than five days’ written notice prior to the Termination Date that income tax should be applied at higher rate, in which case the income tax will be applied at such higher rate). However, the Employee will be solely responsible through his personal tax return for any higher rate income tax that is due at the end of the current tax year and will on demand indemnify and keep indemnified the Company and Equinix, Inc from and against any demand that is made by HM Revenue and Customs against the Company or Equinix, Inc in respect of income tax and employee’s national insurance in relation to the RSUs referred to in clause 3.1 other than which has been deducted in accordance with this clause.

3.3	The Employee’s entitlement to the 12,000 RSUs granted on 1 January 2008 will lapse in its entirety and cease to vest on the Termination Date. The Employee hereby waives all and any rights to compensation or damages for the loss of such RSUs arising out of the termination of his employment.

4.	Legal fees

The Company will, subject to receipt of an invoice from the Employee’s legal advisers, DLA Piper solicitors, addressed to the Employee but marked payable by the Company (showing a narrative summary by date of the work incurred by DLA Piper), make a contribution of up to £7,500 (plus VAT) towards the reasonable legal fees (including disbursements) which the Employee has incurred in taking advice in relation to this Agreement and the termination of his employment. The Employee represents and warrants that such fees have been incurred solely in connection with advice relating to this Agreement and the termination of his employment.

5.	Waiver of claims

5.1	Subject to clause 5.2, the Employee accepts the terms set out in this Agreement in full and final settlement of all and any claims of whatever nature that the Employee has or may have against the Company or any other Group Company or any of its or their current or former officers or employees, (whether under the laws of England and Wales, those of the European Union or the laws of any other jurisdiction, and whether such claims are known or unknown to the parties and whether or not they are or could be in the contemplation of the parties at the time of signing this Agreement, including claims which as a matter of law do not at the date of this Agreement exist and whose existence cannot currently be foreseen and any claims or rights of action arising from a subsequent retrospective change or clarification of the law), whether contractual, tortious, statutory or otherwise, arising out of or in connection with his employment with the Company or the termination of his employment or otherwise and he hereby irrevocably and unconditionally waives all such rights.

5.2	Notwithstanding clause 5.1 above, nothing in this Agreement shall have the effect of waiving or limiting the Employee’s rights in respect of:-

(a)	any failure by the Company to make contributions to any pension scheme of which the Employee is a beneficiary and/or any pension rights or pension benefits which have accrued to the Employee;

(b)	any personal injury claims (other than personal injury claims for compensation or damages which may be brought pursuant to any discrimination legislation or which in any way relate to allegations of depression, bullying or stress suffered as a result of or in connection with the Employee’s employment with the Company) of which the Employee is not aware as at the date of signature of this Agreement by the Employee; and/or

(c)	the Employee’s rights to enforce the terms of this Agreement.

5.3	The Employee shall without further consideration on the Termination Date execute a supplemental deed in the form of Schedule 1 and deliver it to the Company on the Termination Date.

5.4	The Company confirms that it is not aware of any claims that it has or may have against the Employee arising out of his employment or the termination of his employment as at the Termination Date.

6.	Warranties

6.1	The Employee hereby represents, warrants and confirms:

(a)	that the Employee has taken legal advice from Jonathan Exten-Wright of DLA Piper solicitors, a relevant independent adviser (as defined by Section 203 of the Employment Rights Act 1996) as to the terms and effect of this Agreement and, in particular, its effect on his ability to pursue his rights before an employment tribunal. The Employee will procure that, at the same time as the Employee signs this Agreement, the Employee’s legal adviser will also sign and date where indicated on the attached legal adviser’s certificate, which forms part of this Agreement;

(b)	that the Employee has been advised by the independent adviser referred to above that there is in force and was at the time that the Employee received the advice referred to above a relevant contract of insurance or other appropriate indemnity covering the risk of a claim by the Employee in respect of losses arising in consequence of that advice; and

(c)	that the Employee is aware of his rights under the Employment Rights Act 1996, the Working Time Regulations 1998, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the National Minimum Wage Act 1998, the Trade Union and Labour Relations (Consolidation) Act 1992, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003 and the Employment Equality (Age) Regulations 2006 and that this Agreement relates to his claims for breach of contract, unfair dismissal, claims for a statutory redundancy payment, unlawful deductions from wages, unlawful detriment under the Employment Rights Act 1996, sex discrimination, equal pay, race discrimination, disability discrimination, sexual orientation discrimination, religion or belief discrimination, age discrimination, any claim under the Working Time Regulations 1998, any claim under the National Minimum Wage Act 1998, the Public Interest Disclosure Act 1998, the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality (Age) Regulations 2006 or any claim for unlawful deductions from wages under the Employment Rights Act 1996 that the Employee has or may have arising out of the termination of his employment with the Company.

6.2

This Agreement satisfies the conditions for regulating compromise agreements under Section 203 of the Employment Rights Act 1996, Regulation 35 of the Working Time Regulations 1998, Section 77 of the Sex Discrimination Act 1975, Section 72 of the

Race Relations Act 1976, Section 9 of the Disability Discrimination Act 1995, Regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Section 49 of the National Minimum Wage Act 1998, section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992, Schedule 4 to the Employment Equality (Religion or Belief) Regulations 2003, Schedule 4 to the Employment Equality (Sexual Orientation) Regulations 2003 and Schedule 5 to the Employment Equality (Age) Regulations 2006.

6.3	The Employee represents and warrants that the Employee has raised with the Company all the claims that the Employee has or may have against the Company or any Group Company or any of its or their current or former officers or employees arising out of his employment, its termination or otherwise and that the Employee is not aware of any other claims or any facts, matters or circumstances in respect of which a claim might be made against the Company or any Group Company or any of its or their current or former officers or employees arising out of his employment, its termination or otherwise. The Employee also represents and warrants that he has not presented a claim to an employment tribunal (or any connected office of an employment tribunal) or issued a claim form in the High Court or County Court of whatever nature in connection with his employment, its termination or otherwise.

7.	Appointment as a non-executive director

Notwithstanding the termination of the Employee’s employment with the Company, the Employee will continue to provide services to the Company as a Non-Executive Chairman. The terms of appointment as Non-Executive Chairman are set out in the Non-Executive Appointment Letter.

8.	Confidentiality

8.1	The Employee acknowledges that the provisions of Clauses 11 and 13 of the Service Agreement will remain in full force and effect notwithstanding the termination of his employment.

8.2	Save by reason of any legal obligation or to enforce the terms of this Agreement, the Employee will not:

(a)	disclose the existence or terms of this Agreement or any discussions or other correspondence relating to the termination of his employment to anyone (other than to his professional advisers who have agreed to be bound by this restriction, HM Revenue & Customs or any other competent authority or his spouse);

(b)	directly or indirectly disseminate, publish or otherwise disclose (or allow to be disseminated, published or otherwise disclosed) by any means (whether oral, written or otherwise) or medium (including without limitation electronic, paper, radio or television) any information directly or indirectly relating to the termination of his employment; or

(c)	make, publish or issue or cause to be made published or issued any untrue, derogatory or disparaging comments about the Company, any Group Company or any of its or their directors, employees, suppliers, clients, investors, shareholders, bankers, brokers, advisers or agents.

8.3	Save by reason of any legal or regulatory obligation (including but not limited to the requirements of the US Securities and Exchange Commission) or to enforce the terms of this Agreement, the Company will not (and will procure that its directors will not and will use its reasonable efforts to ensure that its employees will not):

(a)	disclose the existence or terms of this Agreement or any discussions or other correspondence relating to the termination of the Employee’s employment to anyone (other than to professional advisers who have agreed to be bound by this restriction, HM Revenue & Customs or any other competent authority);

(b)	directly or indirectly disseminate, publish or otherwise disclose (or allow to be disseminated, published or otherwise disclosed) by any means (whether oral, written or otherwise) or medium (including without limitation electronic, paper, radio or television) any information directly or indirectly relating to the termination of the Employee’s employment; or

(c)	make, publish or issue or cause to be made published or issued any untrue, derogatory or disparaging comments about the Employee.

9.	Reference

The Company will, at the request of a prospective new employer of the Employee, provide it with a factual reference setting out the Employee’s dates of employment, roles and job responsibilities.

10.	Resignation of directorships

The Company will use reasonable efforts to make suitable arrangements for a replacement individual to take over the Employee’s directorships of all other Group Companies other than the Company as soon as reasonably practicable after the date of execution of this Agreement, although the Employee acknowledges that this may not be possible prior to the Termination Date. The Employee will, upon request from the Company, take such steps as are required to resign from such directorships. Should he fail to do so, the Employee hereby irrevocably authorises the Company to appoint some person in his name and on his behalf to sign documents and do any thing to give effect to his obligations in this clause. The Company confirms that the Employee will continued to be covered by directors’ and officers’ insurance cover in respect of such directorships until the date of termination of such appointments.

11.	No admission of liability

This Agreement is entered into without any admission on the part of the Company or any Group Company that it has or they have in any way breached any law or regulation or that the Employee has any claims against the Company or any Group Company or any of its or their current or former officers or employees.

12.	Miscellaneous

12.1	This Agreement and the Non-Executive Appointment Letter set out the entire agreement between the Employee and the Company and, save as set out in clause 8.1 above, supersedes all prior arrangements, proposals, representations, statements and/or understandings between the Employee, the Company and any Group Company.

12.2	Except in relation to any Group Company and any current or former officer, director or employee of the Company and/or any Group Company, a person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999. Notwithstanding the Contracts (Rights of Third Parties) Act 1999 this Agreement may be varied by agreement between the Employee and the Company.

12.3	If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision by a valid and enforceable provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

12.4	This agreement is subject to English law. The Employee and the Company agree to submit to the exclusive jurisdiction of the English courts as regards any claim or matter arising in connection with these terms.

12.5	This Agreement is marked “Without Prejudice, Subject to Contract” but will upon signature by the Employer, the Employee and the Employee’s legal advisor be treated as an open document evidencing a binding agreement.

/s/ Steve Smith
Signed by STEVE SMITH for and on behalf of EQUINIX GROUP LIMITED

/s/ Steve Smith
Signed by for and on behalf of EQUINIX, INC.

Signed as a DEED and DELIVERED by

/s/ Guy Willner
GUY WILLNER in the presence of:

Witness signature:	/s/ Virginie Borneus

Witness name: Borneus Virginie

Witness address:

Witness occupation:

LEGAL ADVISER’S CERTIFICATE

I, Jonathan Exten-Wright of DLA Piper, hereby confirm to Equinix Group Limited that I am an independent adviser for the purposes of section 203 of the Employment Rights Act 1996 and that I have advised Guy Willner as to the terms and effect of this Agreement and, in particular, its effect on his ability to pursue his rights before an employment tribunal. There was in force, when such advice was given, a policy of insurance covering the risk of a claim by Guy Willner in respect of loss arising in consequence of such advice.

/s/ Jonathan Exten-Wright
Jonathan Exten-Wright

22/4/08
dated 22 April 2008

Schedule 1

Supplemental Deed

THIS DEED is made on 1 June 2008

BETWEEN

(1) EQUINIX GROUP LIMITED whose registered office is situated at 41- 44 Great Queen Street, London, WC2B 5AD (the “Company”); and

(2) GUY WILLNER of 31 Cloncurry Street, London, SW6 6DR (the “Employee”).

RECITALS

(A)	The Employee entered into a compromise agreement dated 22 April 2008 made between the Employee and the Company (the “Compromise Agreement”), a copy of which is attached as schedule 1. The definitions in this supplemental deed (the “Deed”) shall be the same as in the Compromise Agreement.

(B)	The Employee has received independent legal advice from a qualified lawyer as to the terms and effect of this Deed.

(C)	The purpose of this Deed is to give effect to clause 5.3 of the Compromise Agreement and for the Employee to re-confirm his waiver of claims against the Company and each Group Company as at the Termination Date.

THE PARTIES AGREE AS FOLLOWS:

1.	The provisions of clauses 5.1 and 5.2 of the attached Compromise Agreement are hereby incorporated in this Deed as if they were repeated and restated in this clause and the Employee confirms the waiver and settlement of claims detailed at clauses 5.1 and 5.2 of the Compromise Agreement.

2.	The Employee and his independent legal adviser hereby agree and confirm that the provisions of clause 6.1 to 6.3 inclusive of the Compromise Agreement remain correct as at the Termination Date.

3.	Nothing in this Deed shall affect any rights or remedies that the parties may have under the terms of the Compromise Agreement and nothing in this Deed shall constitute a variation of the Compromise Agreement.

IN WITNESS whereof this agreement has been executed as a deed and delivered on the date first above written.

_______________________

Signed as a DEED and DELIVERED by

GUY WILLNER

in the presence of:

Witness signature: _______________________

Witness name:

Witness address:

Witness occupation:

Signed by STEVE SMITH for and on

behalf of EQUINIX GROUP LIMITED

Signature: _______________________

SIGNATURE OF THE EMPLOYEE’S LEGAL ADVISER TO CONFIRM THE FACTS IN CLAUSE 2 OF THE SUPPLEMENTAL DEED

Signed by the Employee’ Legal Advisor: _______________________

Name of law firm: _______________________

Date: _______________________

Strictly Private and Confidential

22 April 2008

Dear Guy,

On behalf of Equinix Group Limited (the “Company”), I am writing to confirm the terms on which you will provide services as a Non-Executive Director and Chairman of the Company (the “Appointment”) with effect from 1 June 2008. The terms of the Appointment are set out below.

Appointment

1.	The Appointment will be for a period ending 1 March 2009 (“Expiry Date”). The parties may agree in writing to extend the Appointment beyond the Expiry Date. The Appointment will be subject to the Company’s Articles of Association (a copy of which has been provided to you).

2.	Notwithstanding the other provisions of this letter, the Appointment will terminate on the Expiry Date unless extended in accordance with paragraphs 1 or 9 of this letter. The Company may terminate the Appointment at any time prior to the Expiry Date by immediate notice in the event that you (a) commit any serious or repeated breach of your material obligations under this letter; (b) are guilty of conduct, which in the reasonable opinion of the Company, tends to bring yourself or the Company or any other Group Company into disrepute or is calculated or likely to materially and adversely affect the interests of the Company or any other Group Company; (c) commit an act of bankruptcy or compound with your creditors generally; (d) are convicted of a criminal offence (other than a road traffic offence not subject to a custodial sentence); or (e) are disqualified from acting as a director of a company by order of a competent court. The Appointment shall also terminate upon your resignation at any time. Upon such termination or resignation, you shall not be entitled to any damages for loss of office.

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Time commitment

3.	The Company anticipates a time commitment of no more than the equivalent of two business days per month, but you are aware that the nature of the role makes it impossible to be specific about the time commitment. This will include attendance at quarterly and emergency Board meetings. In addition, you will be expected to devote appropriate preparation time ahead of each meeting.

4.	By accepting the Appointment, you confirm that you are able to allocate sufficient time to perform your role.

Role

5.	As a Non-Executive Director you have the same general legal responsibilities to the Company as any other Director.

6.	The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company’s affairs. The Board:

•	provides entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

•	sets the Company’s strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives, and reviews management performance; and

•	sets the Company’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

7.	In addition to these requirements of all Directors, the role of the Non-Executive has the following key elements:

•	Strategy: Non-Executive Directors should constructively challenge and contribute to the development of strategy;

•	Performance: Non-Executive Directors should scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance; and

•	Risk: Non-executive Directors should satisfy themselves that financial information is accurate and that financial controls and systems of risk management are robust and defensible.

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Fees and benefits

8.	You will not be paid a fee for the Appointment. However, you acknowledge that the consideration for your agreement to the terms set out in this letter is the agreement to accelerate the vesting of the 23,218 Restricted Stock Units and removal of the relevant performance conditions applicable to those Restricted Stock Units under the Compromise Agreement entered into between you, the Company and Equinix, Inc dated the same date as this letter (the “Compromise Agreement”).

9.	As set out in the Compromise Agreement, you will continue to hold the 8,000 RSUs granted to you on 14 September 2007 subject to the terms and performance conditions of the RSU Notice of Award dated 14 September 2008, the Restricted Stock Unit Agreement for Non-US Employees and the Equinix, Inc 2000 Equity Incentive Plan. In the event that, as at 1 March 2009, the Board of Directors of Equinix, Inc has not determined the 2008 revenue, EBITDA and CAPEX targets with respect to the Company, Equinix, Inc will procure that your appointment as Non-Executive Chairman will be extended until the first Trading Day (as defined in the Restricted Stock Unit Agreement for Non-US Employees) after the date on which the Board of Directors of Equinix, Inc does determine the 2008 revenue, EBITDA and CAPEX targets with respect to the Company.

10.	Should the Appointment be extended beyond the Expiry Date (other than pursuant to paragraph 9 above), the Board will reasonably consider what fees should be appropriate for the provision of your services beyond that date.

11.	Your (and, where applicable, your family’s) entitlement under the Company’s private medical cover will continue until 1 March 2009, or, if earlier, the termination of your appointment as Non-Executive Chairman of the Company.

Expenses

12.	The Company will reimburse you for all reasonable and properly documented expenses you incur in performing your role. You should submit any details of expenses incurred to the Company Secretary.

Other directorships and business interests

13.	You shall not, except with the prior written approval of the board of directors of Equinix, Inc, during the Appointment be directly or indirectly employed, engaged, concerned or interested in any other trade or business (or the setting up of any business) which is similar to or in competition with the business carried on by the Company or any other Group Company or any part of such business save that you may be interested as a holder or beneficial owner of not more than 3% of any class of stock, shares or debentures in any company whose stock, shares or debentures are listed or dealt in on a Recognised Investment Exchange (as defined by section 285 of the Financial Services and Markets Act 2000).

Confidentiality

14.	You must apply the highest standards of confidentiality and not disclose to any person or company (whether during the course of the Appointment or at any time after its termination) any confidential information concerning the Company and any Group Companies with which you come into contact by virtue of your position as a Non-Executive Director of the Company.

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15.	Your attention is drawn to the requirements under both legislation and regulation as to the disclosure of price-sensitive information. Consequently you should avoid making any statements that might risk a breach of these requirements without prior clearance from the Company Secretary.

16.	On termination of the Appointment you will deliver to the Company all books, documents, papers and other property of or relating to the business of the Company or any Group Company which are in your possession, custody or power by virtue of your position as a Non-Executive Director of the Company. The Company is able to arrange the disposal of papers which you no longer require.

Restrictions

17.	The restrictions set out in the attached schedule will apply to you on termination of the Appointment (howsoever caused).

Insurance

18.	During the Appointment you will be provided with directors’ and officers’ liability insurance, whether such cover is provided through an insurance policy taken out by the Company or any other Group Company.

For the purposes of this letter “Group Company” shall mean the Company and any of its subsidiaries or holding companies from time to time (and any other subsidiary of any of its holding companies), and “holding company” and “subsidiary” shall be as defined in section 1159 Companies Act 2006.

This appointment letter constitutes neither a contract for services nor a service contract.

Please confirm your agreement to the above by signing and returning to me the enclosed duplicate of this letter.

Yours sincerely

/s/ Steve Smith
STEVE SMITH

For and on behalf of EQUINIX GROUP LIMITED

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I have read and agree to the above terms regarding my appointment as a Non-Executive Director of Equinix Group Limited.

/s/ Guy Willner
Signed as a DEED and DELIVERED by GUY WILLNER in the presence of:

Witness:	/s/ Virginie Borneus
Name:	Borneus Virginie
Date:	22 April 2008

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SCHEDULE

1.	In this Schedule the following words and expressions shall have the following meanings:

“Relevant Area” means Europe;

“Relevant Period” means the period of six months immediately prior to the Termination Date;

“Restricted Period” means the period of six months starting with the Termination Date; and

“Termination Date” means the date on which the Appointment terminates, for whatever reason and however caused.

2.	You shall not without the prior written consent of the Company directly or indirectly at any time during the Restricted Period:

2.1	solicit away from the Company or any Group Company; or

2.2	endeavour to solicit away from the Company or any Group Company any employee of the Company with whom you had regular dealings in the course of the Appointment at any time during the Relevant Period other than an employee employed in a purely administrative or secretarial role.

3.	You shall not without the prior written consent of the Company directly or indirectly so as to affect the goodwill of, or compete with, the Company or any Group Company, at any time within the Restricted Period:

3.1	solicit the custom of; or

3.2	deal with

any customer or client of the Company or any Group Company with whom you had regular dealings in the course of the Appointment at any time during the Relevant Period.

4.	You shall not without the prior written consent of the Company directly or indirectly at any time within the Restricted Period engage or be concerned or interested in any business within the Relevant Area which at any time during the Restricted Period:

(a)	competes; or

(b)	will compete

with the business of the Company or of any Group Company.

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5.	You acknowledge that the provisions of this Schedule are fair, reasonable and necessary to protect the goodwill and interests of the Company and the Group Companies.

5.1	You acknowledge that the provisions of this Schedule including sub-clauses shall constitute severable undertakings given for the benefit of the Company and each Group Company and may be enforced by the Company on behalf of any of them.

5.2	If any restrictions or obligations contained in this Schedule is held to be invalid or unenforceable on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Company and the Group Companies but would be valid and enforceable if part of the provision were deleted then such restrictions or obligations shall apply with such deletions as may be necessary to make them enforceable.

5.3	If any restriction or obligation contained in this Schedule is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Schedule which shall remain in full force and effect.

5.4	You acknowledge and agree that you shall be obliged to draw the provisions of this Schedule to the attention of any third party who may at any time before or after termination of the Appointment hereunder offer to employ or engage you and for whom or with whom you intend to work within the Restricted Period.

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